Exhibit 99.41

This business combination involves the securities of a Brazilian company. The business combination is subject to disclosure requirements of Brazil that are different from those of the United States. Financial statements included in the document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since the issuer is located in Brazil, and some or all of its officers and directors may be residents of Brazil. You may not be able to sue a Brazilian company or its officers or directors in a Brazilian court for violations of the U.S. securities laws. It may be difficult to compel a Brazilian company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the issuer may purchase securities otherwise than under the business combination, such as in open market or privately negotiated purchases.

MARFRIG GLOBAL FOODS S.A. Publicly Traded Company CNPJ/MF No. 03.853.896/0001-40 NIRE 35.300.341.031	BRF S.A. Publicly Traded Company CNPJ/MF No. 01.838.723/0001-27 NIRE 42.300.034.240

JOINT MATERIAL FACT

MARFRIG GLOBAL FOODS S.A. (“Marfrig”) and BRF S.A. (“BRF” and, together with Marfrig, the “Companies”), in compliance with Article 157, Paragraph 4, of Law No. 6,404, of December 15, 1976 (“Brazilian Corporations Law”), and Resolution No. 44 of the Brazilian Securities Commission dated August 23, 2021, hereby, in continuation of the joint material facts disclosed on May 15 and 26, 2025, inform their shareholders and the market in general that the shareholders of the Companies approved on this date, at their respective Extraordinary General Meetings (“Meetings”), among other matters, the merger of shares issued by BRF by Marfrig (“Merger of Shares”), pursuant to the “Plan of Merger of Shares Issued by BRF S.A. by Marfrig Global Foods S.A.”, entered into on May 15, 2025, as amended on May 26, 2025 (“Plan of Merger”), and the proposals of the management of the Companies submitted to their respective Meetings.

As provided for in Articles 137 and 252, Paragraph 2, of the Brazilian Corporations Law, the Merger of Shares will give rise to a Withdrawal Right to shareholders of each of the Companies who (i) hold shares issued by Marfrig or BRF, as the case may be, without interruption, from May 15, 2025 (inclusive) until the Closing Date (as defined in the Plan of Merger); (ii) did not vote in favor of the Merger, abstained from voting or did not attend the respective Meetings, as applicable; and (iii) expressly state their intention to exercise their Withdrawal Right within thirty (30) days from the date of publication of the minutes of the Meetings, as applicable. For additional information about the Withdrawal Right, see the notice to shareholders to be disclosed on this date by each of the Companies.

Without prejudice to the right of reconsideration provided for in Article 137, Paragraph 3, of the Brazilian Corporations Law, the Companies emphasize that, pursuant to the Plan of Merger, the consummation of the Merger is subject to the verification (or waiver, as the case may be) of certain conditions and the occurrence of the Closing Date. Additional information about the Merger will be disclosed by the Companies in a timely manner in accordance with applicable laws and regulations.

São Paulo, August 5, 2025.

MARFRIG GLOBAL FOODS S.A.	BRF S.A.
Tang David Chief Financial Officer and Investor Relations Officer	Fábio Luis Mendes Mariano Vice President, Finance and Investor Relations Officer

IMPORTANT NOTICE

This communication is not an offering document and does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval.

Investors in American Depositary Shares (“ADSs”) of BRF and holders of common shares of BRF are urged to read the informational document regarding the merger between BRF and Marfrig because it will contain important information.

U.S. holders of common shares of BRF are urged to read any informational document or other materials prepared by BRF for common shareholders of BRF regarding the merger because they will contain important information. BRF expects to submit copies of these documents to the U.S. Securities and Exchange Commission (“SEC”) when they are available, and investors and security holders may obtain free copies of these documents and other documents filed by the Companies with the SEC at the SEC’s website at www.sec.gov.

A copy of any informational documents prepared for holders of ADRs or U.S. holders of common shares of BRF (when available) may also be obtained for free from Marfrig.

This communication contains forward-looking statements. These statements are statements that are not historical facts and are based on the current view and estimates of management of BRF and Marfrig of future economic circumstances, industry conditions, company performance and financial results. The words “anticipates,” “believes,” “estimates,” “expects,” “plans” and similar expressions, as they relate to the Companies, are intended to identify forward-looking statements.

Statements regarding the structure and timing of any merger between the Companies, business strategies, future synergies, future costs and future liquidity of the Companies, and pro forma results of operations and financial condition of the Companies are examples of forward-looking statements.

Such statements reflect the current views of management and are subject to a number of risks and uncertainties, including economic and market conditions in Brazil and globally, conditions in the industry of the Companies, any regulatory actions relating to the merger, the ability of the Companies to achieve projected synergies and the risk factors outlined by each of the Companies in their filings with the SEC and the Brazilian Securities Commission (CVM). There is no guarantee that the expected events, trends or results will actually occur.

Any changes in the assumptions and factors on which these forward-looking statements are based could cause actual results to differ materially from current expectations.